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                                                                 Exhibit (a)(11)

          ALLEN SYSTEMS GROUP AND VIASOFT ANNOUNCE PRELIMINARY RESULTS
                              OF CASH TENDER OFFER

       Naples, Florida and Phoenix, Arizona -- June 5, 2000--Allen Systems Group, Inc., ASG Sub, Inc. and Viasoft, Inc. (Nasdaq NM: VIAS) today announced the preliminary results of their cash tender offer for all of the outstanding shares of common stock of Viasoft at the offer price of $8.40 per share.

        The offer and withdrawal rights expired, as scheduled, at 12:00 midnight, Eastern time, on Friday, June 2, 2000. Based on the preliminary report of Equiserve, the depositary for the offer, approximately 16,926,908 Viasoft shares were validly tendered and not withdrawn (including approximately 788,100 shares subject to guarantee of delivery), representing approximately 93% of Viasoft's outstanding shares. ASG Sub, Inc. and Viasoft, Inc. have accepted these shares for payment (excluding shares subject to guarantee of delivery, which shall be accepted and paid for upon completion of delivery). Payment for shares properly tendered and accepted will be made as promptly as practical and, in the case of shares tendered by guaranteed delivery procedures, promptly after delivery of the shares and required documentation.

        Allen Systems intends to acquire the remaining shares of Viasoft. Allen Systems intends to cause ASG Sub to be merged into Viasoft, pursuant to which each share of Viasoft's common stock still outstanding, other than those held by ASG Sub, will be converted into the right to receive $8.40 in cash, the same consideration paid for shares in the tender offer, subject to appraisal rights. After the merger, Viasoft will be a wholly-owned subsidiary of Allen Systems Group.

ABOUT ALLEN SYSTEMS GROUP

       Founded in 1986, Allen Systems Group, Inc. ("ASG") is a privately held, computer software company that focuses on providing enterprise software for breakthrough productivity. ASG provides a suite of Enterprise Productivity Software Solutions to improve the productivity and performance of corporate IT systems. Customers worldwide rely on ASG software and services to provide around-the-clock, behind-the-scenes management of applications, systems and data.

       ASG employs more than 400 associates worldwide. Headquartered in Naples, Florida, ASG has offices in California, Texas, Georgia, Australia, France, Germany, Italy, Singapore, South Africa and the United Kingdom, as well as distribution channels in Asia, Europe, Israel, and Latin America. For more information, please visit the company's World Wide Web site at www.asg.com.

ABOUT VIASOFT

       Viasoft is a leader in understanding enterprise applications to help companies realize the greatest return on their information technology investments. Viasoft provides business solutions




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consisting of specialized professional services and award-winning software that are designed to enable customers worldwide to cost-effectively manage and evolve their information technology assets. Viasoft provides a broad range of products and consulting services to support the application modernization needs of large organizations worldwide, including implementation of e-business within their operations.

       Headquartered in Phoenix, Arizona, Viasoft provides sales and professional services through regional offices in the United States, Canada, Australia, Europe and a network of international subsidiaries, distributors and resellers. For more information on Viasoft's services and technologies, please visit the company's World Wide Web site at www.Viasoft.com.

IMPORTANT INFORMATION

       CERTAIN STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY EXPECTED FUTURE RESULTS, EXPRESSED OR IMPLIED, BY THE FORWARD-LOOKING STATEMENTS. INTERESTED PARTIES SHOULD REFER TO THE DISCLOSURE SET FORTH IN VIASOFT'S RECENT PUBLIC FILINGS FOR ADDITIONAL INFORMATION REGARDING RISKS AFFECTING VIASOFT'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS. NEITHER ALLEN SYSTEMS GROUP, ASG SUB NOR VIASOFT ASSUMES ANY RESPONSIBILITY TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.